Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
October 30, 2006	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Posts Strong Third-Quarter

Results as Organic Growth Initiatives Gain Momentum

Another Quarter of Industry-Leading Profitable Growth at Verizon Wireless,

Supported by Sales Volume Gains at Verizon Telecom and Verizon Business

THIRD-QUARTER 2006 HIGHLIGHTS

Consolidated

•	Diluted earnings per share (EPS) of 66 cents, or 68 cents per share before special items (non-GAAP measure)

•	Reported revenues of $23.3 billion, up 25.8 percent from third quarter 2005

Wireless

•	Verizon Wireless becomes the largest U.S. wireless company, based on revenues; total revenues up 18.2 percent from third quarter 2005; data revenues nearly double year-over-year; EBITDA margin (non-GAAP) of 45.0 percent

•	Total service ARPU and retail service ARPU up year-over-year and up from second quarter 2006; retail service ARPU of $51.21

•	1.9 million net customer additions; 56.7 million total customers, up 15.1 percent from third quarter 2005; 54.6 million retail (non-wholesale) customers

•	Continued industry-leading low churn rates (customer turnover); 1.24 percent total churn; 1.15 percent retail churn; 0.95 percent retail postpaid churn

Verizon News Release, page 2

Wireline

•	448,000 net new broadband connections at Verizon Telecom, including 147,000 FiOS Internet customers; 6.6 million total broadband connections, up 45.1 percent from third quarter 2005

•	Data revenues of $4.1 billion, up 89.3 percent from third quarter 2005, including results from Verizon Business domestic and global operations

•	Verizon Business revenue trends continue to improve, with 1.7 percent sequential revenue growth; MCI merger synergies on target

Notes: Prior-period amounts have been reclassified to reflect comparable results. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Verizon’s 2006 reported results include revenues and expenses from the former MCI, Inc., which merged with Verizon in January 2006. Discontinued operations include the operations of Verizon Dominicana C. por A. and Telecomunicaciones de Puerto Rico Inc. following second-quarter 2006 agreements to sell the businesses.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong financial and operational results for the third quarter 2006, as sales volumes gained momentum in wireless, broadband and enterprise markets.

Verizon reported quarterly earnings of $1.9 billion, or 66 cents per diluted share, compared with $1.9 billion, or 67 cents per share, in the third quarter 2005.

Reported earnings in the third quarter 2006 include a charge of 2 cents per share for special items, including pension settlement charges and Verizon Center relocation and merger integration costs. Reported earnings in the third quarter 2005 had included a net gain of 1 cent per share in special items, principally from gains on a real estate sale and tax benefits, partially offset by asset impairments. In the third quarter 2006, Verizon recognized an $85 million favorable tax benefit at Vodafone Omnitel.

Before special items (non-GAAP), Verizon’s third-quarter 2006 earnings were $2.0 billion, or 68 cents per share. This is an increase of 7.5 percent compared with earnings of $1.8 billion, or 66 cents per share, in the third quarter 2005.

Consolidated third-quarter 2006 operating revenues were $23.3 billion, a 25.8 percent increase compared with the third quarter 2005. Consolidated total operating expenses were $19.3 billion, a 29.0 percent increase compared with the third quarter 2005. Verizon’s third-quarter 2006 reported results include revenues and expenses from the former MCI.

Verizon News Release, page 3

Comparing third quarter 2006 with third quarter 2005 on a pro-forma (non-GAAP) basis:

•	Adjusted operating revenues increased 3.6 percent, supported by increasing sales volumes in markets that the company has been growing organically rather than through acquisition.

•	Adjusted cash expenses increased 4.4 percent.

•	Adjusted operating income increased 6.6 percent.

Adjusted operating income margins, including the effects of net pension and OPEB (other post-retirement benefits) costs, were 17.3 percent in third quarter 2006, compared with 16.8 percent in third quarter 2005. Pro-forma, adjusted information presents the combined operating results of Verizon and the former MCI on a comparable basis.

Long-Term Shareholder Value

“Verizon continues to win customers and market share for wireless, broadband and enterprise services,” said Ivan Seidenberg, Verizon chairman and CEO. “These organic growth initiatives gained momentum in the third quarter, and we are confident this growth is sustainable. We are building long-term shareholder value on a foundation of infrastructure and technology investment, supported by innovative marketing and customer service initiatives.

“Once again, Verizon Wireless has posted another industry-leading quarter of profitable growth, while our other network-based businesses continue to establish new customer relationships. Verizon Telecom reported an excellent quarter in adding broadband and video customers. Verizon Business again delivered sequential revenue growth as it focuses on increasing its penetration of U.S.-based multi-national accounts, and the integration of the former MCI is producing significant operational benefits and synergies that are on plan.”

Verizon News Release, page 4

Seidenberg added, “We are maintaining strong consolidated cash flows that we have used in part to continue our share repurchase program in the third quarter.”

Verizon Wireless Leads Industry

Verizon Wireless again delivered strong revenue growth, profitability, net customer additions and low churn that were significantly ahead of the industry.

Verizon Wireless is now the largest U.S. wireless carrier in terms of revenue. The company is also the largest wireless data provider based on data revenue, and it has the most retail customers — that is, businesses and consumers directly served by Verizon Wireless and who buy Verizon Wireless-branded service, rather than customers of the company’s resellers.

Verizon Wireless revenues grew 18.2 percent year-over-year to $9.9 billion in the third quarter 2006, driven by strong customer growth and demand for data services. This was the fourth consecutive quarter of 18 percent or better revenue growth. Service ARPU (average revenue per user) increased year-over-year for the second consecutive quarter, and wireless data revenues grew to 14.1 percent of total wireless service revenues.

Verizon Wireless operating income margin was 26.2 percent in the quarter, its highest level ever, reflecting the company’s ability to improve its industry-leading cost efficiency even as it added the most retail customers.

Wireless EBITDA margin was 45.0 percent. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Verizon News Release, page 5

Verizon Wireless added 1.9 million net customers in the third quarter 2006, for a total of 56.7 million customers nationwide, a 15.1 percent increase in total customers from the end of the third quarter last year. During the past 12 months, the company has added nearly 7.5 million net customers, more than any other wireless carrier. All of the net additions in the third quarter and almost all net additions in the past 12 months were retail customers.

Key to the company’s strong net add performance was its continued industry-leading low churn level. For the third quarter 2006, total churn was 1.24 percent, and churn among the company’s retail postpaid customers — 93 percent of all its customers — was 0.95 percent.

Verizon Telecom Broadband Gains

Verizon Telecom, which serves wireline residential and small-business customers, added 448,000 net broadband connections in the third quarter 2006. These results include new customers of both DSL and FiOS fiber-optic-based Internet access services. Over the past year, Verizon Telecom has added more than 2 million net new DSL and FiOS Internet customers. Verizon Telecom now has 6.6 million total broadband connections, an increase of 45.1 percent compared with the third quarter 2005.

FiOS Internet customers accounted for 147,000 of the net broadband connection additions in the third quarter and now total 522,000. In addition, Verizon Telecom had 118,000 FiOS TV customers at the end of the third quarter.

In the consumer market, Verizon added 120,000 more net broadband and video customers during the third quarter than it lost in primary wireline voice access lines. New broadband and video sales have more than made up for a reduction in primary wireline voice access lines of customers who turned to wireless, cable or Internet protocol (IP) services. Primary residential access lines decreased by 419,000 in the third quarter 2006, compared with the second quarter 2006, while Verizon added 539,000 residential broadband and video customers, including customers with DIRECTV bundles, over the same period.

Verizon News Release, page 6

At the end of the third quarter 2006, there were 46.0 million total domestic wireline access lines — which also include secondary residential lines, public telephones, business lines and wholesale voice connections. This represents a 7.5 percent decrease compared with the end of the third quarter 2005.

Total wireline operating revenues, including Verizon Business, were $12.8 billion in the third quarter 2006, an increase of 35.5 percent compared with the third quarter 2005. On an adjusted basis (non-GAAP), total wireline operating expenses were $11.7 billion in the third quarter 2006, a 43.3 percent increase compared with the third quarter 2005.

On a pro-forma basis, wireline operating revenues decreased 4.7 percent, comparing third quarter 2006 with third quarter 2005, driven in part by a continuation of the expected declines in former MCI operations serving mass market (residential and small business) customers. Wireline revenues were up sequentially for the second quarter in a row, with third quarter 2006 revenues up 0.1 percent over second quarter 2006.

Also on a pro-forma basis, wireline cash expenses (total operating expenses less depreciation and amortization expense) were $9.3 billion in the third quarter 2006, a decrease of 1.3 percent compared with the third quarter 2005.

Verizon Business Continues to Build Momentum

Verizon Business, which provides advanced communications and information technology solutions to large business and government customers globally, continued to build momentum during the third quarter.

Verizon News Release, page 7

Compared with the second quarter 2006, Verizon Business operating revenues increased 1.7 percent to $5.2 billion in the third quarter 2006. Pro-forma revenues from key strategic services, such as IP and managed services, grew nearly 25 percent in the third quarter 2006, compared with the third quarter 2005.

During the third quarter 2006, Verizon Business realized approximately $150 million in incremental synergies from the integration of the former MCI. This brings the year-to-date total to approximately $350 million — on track with the company’s year-end target of $550 million.

Verizon Business once again introduced a series of new products and capabilities for its large business and government customers, and delivered a strong quarterly performance. New offerings during the quarter included expansion of Ethernet access to the Verizon Business Private IP network in six additional European countries and the addition of new IP-based capabilities for its Contact Center Services and VoIP (voice over Internet protocol) portfolio to help businesses enhance customer-service operations and leverage the benefits of VoIP. Verizon Business also unveiled a new unified operations and security center for its federal government customers.

Cash Flows, Share Repurchases and Debt

At the consolidated level, cash flows from continuing operations were $17.9 billion in the first nine months of 2006, compared with $15.0 billion in the first nine months of 2005. Capital expenditures from continuing operations were $12.3 billion in the first nine months of 2006, including a $1.1 billion increase in wireline investment primarily driven by the inclusion of MCI, compared with $11.4 billion over the same period in 2005. Verizon continues to maintain its guidance for full-year 2006 capital expenditures of $17.0 billion to $17.4 billion.

Verizon News Release, page 8

In the third quarter, Verizon repurchased approximately $350 million in shares, bringing total share repurchases to $1.35 billion over the first nine months of 2006, toward a previously announced target of $1.5 billion by year-end.

Verizon’s total debt at the end of the third quarter 2006 was $41.7 billion, compared with $42.4 billion at the end of the second quarter 2006.

Special Items and FAS 158

Special items in the third quarter 2006 included $64 million in after-tax charges, or 2 cents per share, for pension settlement charges, MCI merger integration costs, and relocation and other costs related to establishing the Verizon Center in New Jersey. Special items in the third quarter 2005 included a net gain of 1 cent per share on the sale of a New York City office building and related relocation costs, tax benefits, asset impairments and other costs.

The recently issued Financial Accounting Standard, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (FAS 158), will be effective at year-end 2006 and requires the recognition of the funded status of defined benefits plans as either an asset or liability on the balance sheet. Based on Verizon’s current estimates, the company expects to decrease shareowners’ equity by approximately $10 billion post-tax as a result of adopting this change. There is no impact on cash flows or earnings as a result of adopting this change.

Updates on Future Transactions

Earlier this month, Verizon announced that its Board of Directors had approved the proposed spin-off of Information Services to its stockholders. The spin-off is expected to close on or about Nov. 17, resulting in a new public company called Idearc Inc.

As a result of the spin-off, Verizon is expected to reduce its outstanding indebtedness by approximately $7 billion through a debt-for-debt exchange as described in the Form 10

Verizon News Release, page 9

Registration Statement filed with the Securities and Exchange Commission. Verizon is also expected to receive approximately $2 billion in cash proceeds from additional borrowings by Idearc in connection with the spin-off.

In April 2006, Verizon announced the execution of definitive agreements to sell its interests in Verizon Dominicana, Telecomunicaciones de Puerto Rico and Compañia Anónima Nacional Teléfonos de Venezuela. These asset sales are proceeding, and Verizon Dominicana and Telecomunicaciones de Puerto Rico are reported as discontinued operations.

Business Highlights

Following are third-quarter 2006 highlights for Verizon’s Wireless, Wireline and Information Services business segments.

Wireless:

•	Continuing its focus on retail (non-wholesale) customers, Verizon Wireless added a record 2.0 million net retail customers during the third quarter. Based on publicly available information, the company has the largest retail customer base in the industry — 54.6 million retail customers of its 56.7 million total customers (which includes retail and wholesale).

•	Service revenues (which do not include taxes and regulatory fees) increased 16.5 percent to $8.5 billion for the third quarter 2006. Total service ARPU increased to $50.59, up 0.9 percent from the similar period in 2005 and up 1.8 percent from the prior quarter. Retail service ARPU was higher at $51.21 for the quarter, an increase of 1.2 percent over 2005.

•	Cost efficiency continued to lead the industry, as the company’s cash expense per customer in the third quarter declined 5.0 percent year-over-year to $27.85.

•	Data services revenues, driven mainly by continued growth in business data revenues, contributed $1.2 billion, nearly double the amount for the same period a year ago. In the third quarter, data revenues were 14.1 percent of all service revenues, up from 8.4 percent in the third quarter of 2005. Data service ARPU continued to grow in the third quarter, increasing by 69 percent over the year-ago quarter. The company now has 30.9 million data customers — a 43 percent increase compared with third quarter 2005.

•	Continued expansion of the company’s national 3G EV-DO high-speed data network and a leading lineup of business and consumer devices are propelling its growth in data services revenues. During the third quarter, Verizon Wireless extended its wireless broadband

Verizon News Release, page 10

network reach to include new areas in Alabama, Arizona, Florida, Georgia, Idaho, Illinois, Kansas, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Vermont. At the end of the third quarter, 13.7 million customers had broadband-capable devices, including phones, PDAs, BlackBerries and laptop PC cards.

•	During the third quarter, the company announced supply agreements with Nortel and Motorola for CDMA 1xEV-DO Revision (Rev.) A technology, which will provide significantly faster data speeds for high-bandwidth wireless services such as VoIP and advanced multimedia applications. An agreement with Lucent Technologies was announced in June.

•	The company continued to expand its business customer base during the quarter and introduced new devices to enhance business connectivity, including the compact, plug-in Novatel ExpressCard for PCs; two Airlink Wireless rugged modems designed for always-on and location-based solutions; and the BlackBerry 8703e, which runs on the Verizon Wireless high-speed broadband network.

•	For consumers, the company launched the G’zOne Type-V, a rugged phone designed to stand up under the roughest conditions, and the MOTOKRZR K1m, the latest in a leading lineup of V CAST Music-enabled phones that allow customers to browse and download from the V CAST Music library of 1.4 million songs. The company now offers 10 music-capable phones, including the Chocolate TM, available exclusively from Verizon Wireless.

•	Get It Now services continued to hit milestones, for the first time in a single month topping 5 billion text messages and 100 million picture/video messages exchanged, in September. For the quarter, Verizon Wireless customers exchanged a total of 14.4 billion text messages — a company and industry record — and nearly 290 million picture/video messages. Customers also completed more than 68 million downloads of games, ringtones, ringback tones and exclusive content.

•	Verizon Wireless continued to expand its distribution, adding post-paid service plans to its prepaid lineup at nearly 1,400 Target stores nationwide.

•	The company announced plans to add a new customer service center in Huntsville, Ala., in late 2007 to continue to deliver the best customer service in the industry to its growing customer base. The facility also will be home to a business sales team and a national service team for government customers.

•	During the quarter, the company again received third-party recognition for the reliability of its network. Verizon Wireless ranked highest nationally among the top five national wireless providers and scored significantly above the industry average in the J.D. Power and Associates Wireless Call Quality Performance Study Volume 2. In addition, for the sixth consecutive year, Verizon Wireless was included among Working Mother Magazine’s 100 Best Companies for its commitment to helping parents balance work and family. (Working Mother also included Verizon Communications separately on this year’s list.)

Verizon News Release, page 11

Wireline:

•	Data revenues were $4.1 billion in the third quarter 2006, up 89.3 percent from the third quarter 2005 — a comparison favorably affected by the inclusion of MCI this year. Data revenues now make up 32 percent of Verizon’s total wireline revenues.

Verizon Telecom

•	FiOS data services are becoming increasingly available for sale in 16 states, as Verizon’s FTTP (fiber to the premises) network passed a total of 5.3 million premises by the end of the third quarter and is on target to pass 6 million premises by year-end.

•	Penetration of FiOS Internet service now stands at 14 percent across all markets, with the service available for sale to 3.8 million premises as of the end of the third quarter, compared with 12 percent at the end of the second quarter 2006.

•	Penetration of FiOS TV service now stands at 10 percent across all markets, with the service available for sale to 1.2 million premises as of the end of the third quarter. As the deployment of FiOS TV ramped up and more premises became open for sale due to successful efforts to obtain cable franchises, the company added a net of 63,000 new FiOS TV customers in the third quarter 2006, compared with 35,000 in the second quarter 2006.

•	Churn among FiOS customers remains lower than 1.5 percent per month, and costs associated with customer churn continue to be lower than anticipated. Costs to pass a premises with fiber have declined to $845 in September 2006, already lower than the company’s year-end target of $850. Costs to connect a premises to fiber declined to $900 in September, toward a year-end target of $880. As customer growth ramped up, earnings dilution from FiOS data and video deployment was 9 cents per share in the third quarter. The company increased the full-year 2006 estimate of this dilution to 31 cents to 32 cents per share, from 28 cents to 30 cents per share.

•	Complementing the FiOS TV rollout, Verizon now has 496,000 customers who receive a Verizon DIRECTV bundle, adding 64,000 net new customer additions in the quarter. Total net additions of 170,000 year-to-date reflect adjustments for amounts previously reported.

•	Approximately 7.5 million Verizon Freedom packages were in service to mass market customers by the end of the third quarter 2006, an increase of approximately 2.5 million since the end of the third quarter 2005. Verizon Freedom packages, which offer local wireline services with various combinations of long-distance and Internet access, are part of a bundling strategy designed to retain retail, primary access line customers.

•	Among legacy Verizon customers (that is, excluding former MCI mass market customers), the average monthly revenue per household in the third quarter 2006 was $53.06, an increase of more than 2 percent compared with both third quarter 2005 and second quarter 2006.

Verizon News Release, page 12

Verizon Business

•	The Verizon Business IP Web Center continues to be recognized by leading industry authorities for the breadth and depth of its product portfolio, and its service received the prestigious 2006 INTERNET TELEPHONY TMC Labs Innovation Award. IP Web Center, a Web-based, complete hosted contact-center solution, allows companies to quickly start up or expand their customer communications operations in response to rapidly changing business plans or business continuity requirements.

•	In addition to a significant expansion of its Ethernet capabilities in Europe, Verizon Business offerings during the third quarter included further expansion of its managed hosting capabilities to support five of the world’s most widely deployed computer operating systems, as well as the launch of a high-definition digital video transport service for broadcast and entertainment companies and other businesses in 13 Northeast and Mid-Atlantic states.

•	During the quarter, Verizon Business also opened its new Government Network Operations and Security Center, dedicated to supporting the unique security and operational requirements of its federal government customers. The center, located in Northern Virginia, will support the managed network services Verizon Business provides to nearly every federal government agency from the civilian, intelligence and defense communities.

•	Multinational companies including Hearst Corporation, First Data Corporation and Johnson Controls completed agreements with Verizon Business during the quarter for a wide range of communications services. Verizon Business recently completed the deployment of a 60-plus node Private IP multiprotocol label switching (MPLS) network and a global IP network connecting more than 30 sites for Hearst Corporation, a 119-year-old multimedia company with more than 20,000 employees worldwide.

•	Verizon Business executed significant extension agreements during the quarter with federal customers including the General Services Administration and the U.S. Postal Service.

•	Extended Stay Hotels recently increased the scope of its agreement with Verizon Business to provide Private IP service to CarrAmerica, a recently acquired affiliate. This is in addition to the La Quinta and MeriStar brands added earlier this year. By the end of 2006, Verizon will connect more than 1,200 sites. Dave & Buster’s, a leading operator of upscale restaurant/entertainment complexes, completed a new agreement during the quarter with Verizon Business for Private IP, virtual private network (VPN), and data center and voice services. Verizon Business will help Dave & Buster’s link all their locations nationwide in a secure, reliable advanced IP network environment.

•	Internationally, Verizon Business also signed significant new business during the quarter, including several notable deals for VoIP services. The Queen Elizabeth II Conference Centre in Westminster, London, an executive agency of the newly-created Department for Communities and Local Government, is one of the first U.K. government agencies to migrate its voice services to a VoIP system using IP Integrated Access. Separately, the U.K. National

Verizon News Release, page 13

Health Service’s Eastern Region Tariffs Consortium is conducting an IP Integrated Access VoIP trial in preparation for a full VoIP rollout across its sites.

•	Atos Worldline, a major European player in the processing of large volume electronic exchanges, signed a new contract with Verizon Business for Global Inbound Services to support customer communications. The London Stock Exchange has also extended its existing relationship with Verizon Business, signing a new four-year contract to manage its overall wide area network (WAN). Network reliability to support trading market data was cited as a key reason for contract renewal.

•	Personal computer manufacturer Acer Europe Services has also extended its relationship with Verizon Business, implementing Private IP in a two-year contract to link its European sites with its overall global network. Other customers that have extended their relationship with Verizon Business include Ubisoft Entertainment Inc., a computer and video game publisher, and Alliance Atlantis Communications Inc., a leading specialty broadcaster in Canada. Both customers use Verizon Internet bandwidth and co-location services.

Information Services:

Since the spin-off process described above is still ongoing, Information Services results of operations, financial position and cash flows continue to be reported in continuing operations in the third quarter.

•	Information Services third-quarter operating revenues were $804 million compared with $857 million in the third quarter of 2005, a 6.2 percent decline, primarily driven by reductions in domestic print-advertising revenue and the impact of the sale of small international operations.

•	In the third quarter, Information Services’ domestic online directory and search service, SuperPages.com, achieved revenue growth of 22.4 percent compared with the third quarter of 2005, and Internet yellow pages searches increased 84.5 percent over the same period.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 57 million customers nationwide. Verizon Business operates one of the most expansive wholly-owned global IP networks. Verizon Telecom is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Operating Revenues	$23,254	$18,486	25.8	$67,990	$54,221	25.4

Operating Expenses
Cost of services and sales	8,982	6,361	41.2	26,349	18,390	43.3
Selling, general & administrative expense	6,720	5,195	29.4	19,587	15,382	27.3
Depreciation and amortization expense	3,628	3,433	5.7	10,947	10,219	7.1
Sales of businesses, net	—	—	*	—	(530)	(100.0)

Total Operating Expenses	19,330	14,989	29.0	56,883	43,461	30.9

Operating Income	3,924	3,497	12.2	11,107	10,760	3.2
Equity in earnings of unconsolidated businesses	288	182	58.2	616	553	11.4
Other income and (expense), net	101	88	14.8	264	290	(9.0)
Interest expense	(572)	(525)	9.0	(1,798)	(1,601)	12.3
Minority interest	(1,088)	(748)	45.5	(2,942)	(2,069)	42.2

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	2,653	2,494	6.4	7,247	7,933	(8.6)
Provision for income taxes	(855)	(702)	21.8	(2,421)	(2,386)	1.5

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,798	1,792	0.3	4,826	5,547	(13.0)
Income from discontinued operations, net of tax (1)	124	77	61.0	381	192	98.4
Cumulative effect of accounting change, net of tax	—	—	*	(42)	—	*

Net Income	$1,922	$1,869	2.8	$5,165	$5,739	(10.0)

Basic Earnings per Common Share (3)
Income before discontinued operations and cumulative effect of accounting change	$.62	$.65	(4.6)	$1.66	$2.00	(17.0)
Income from discontinued operations, net of tax	.04	.03	33.3	.13	.07	85.7
Cumulative effect of accounting change, net of tax	—	—	*	(.01)	—	*

Net income	$.66	$.68	(2.9)	$1.77	$2.07	(14.5)

Weighted average number of common shares (in millions)	2,907	2,765		2,911	2,767

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and cumulative effect of accounting change	$.62	$.64	(3.1)	$1.65	$1.98	(16.7)
Income from discontinued operations, net of tax	.04	.03	33.3	.13	.07	85.7
Cumulative effect of accounting change, net of tax	—	—	*	(.01)	—	*

Net income	$.66	$.67	(1.5)	$1.76	$2.05	(14.1)

Weighted average number of common shares-assuming dilution (in millions)	2,923	2,817		2,945	2,818

Footnotes:

(1)	Discontinued Operations includes our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(2)	Diluted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $4 million and $31 million for the third quarter and year-to-date 2006, respectively, and $15 million and $43 million for the third quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.
(3)	EPS totals may not add due to rounding.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Operating Revenues (1)
Wireline	$12,797	$9,445	35.5	$38,061	$28,257	34.7
Domestic Wireless	9,869	8,351	18.2	27,944	23,615	18.3
Information Services	804	857	(6.2)	2,443	2,608	(6.3)
Other	(216)	(167)	29.3	(458)	(461)	(0.7)

Total Operating Revenues	23,254	18,486	25.8	67,990	54,019	25.9

Operating Expenses (1)
Cost of services and sales	8,976	6,361	41.1	26,343	18,317	43.8
Selling, general & administrative expense	6,624	5,134	29.0	18,969	15,270	24.2
Depreciation and amortization expense	3,628	3,433	5.7	10,947	10,219	7.1

Total Operating Expenses	19,228	14,928	28.8	56,259	43,806	28.4

Operating Income	4,026	3,558	13.2	11,731	10,213	14.9
Operating income impact of operations sold (1)	—	—	*	—	78	(100.0)
Equity in earnings of unconsolidated businesses	288	182	58.2	616	553	11.4
Other income and (expense), net	101	98	3.1	264	300	(12.0)
Interest expense	(572)	(525)	9.0	(1,772)	(1,601)	10.7
Minority interest	(1,088)	(748)	45.5	(2,942)	(2,069)	42.2

Income Before Provision for Income Taxes and Discontinued Operations	2,755	2,565	7.4	7,897	7,474	5.7
Provision for income taxes	(893)	(794)	12.5	(2,665)	(2,294)	16.2

Income Before Discontinued Operations	1,862	1,771	5.1	5,232	5,180	1.0
Income from discontinued operations, net of tax (2)	124	77	61.0	381	192	98.4

Net Income Before Special Items	$1,986	$1,848	7.5	$5,613	$5,372	4.5

Basic Earnings per Common Share (4)
Income before discontinued operations	$.64	$.64	*	$1.80	$1.87	(3.7)
Income from discontinued operations, net of tax	.04	.03	33.3	.13	.07	85.7

Net income	$.68	$.67	1.5	$1.93	$1.94	(0.5)

Weighted average number of common shares (in millions)	2,907	2,765		2,911	2,767

Diluted Adjusted Earnings per Common Share (3) (4)
Income before discontinued operations	$.64	$.63	1.6	$1.79	$1.85	(3.2)
Income from discontinued operations, net of tax	.04	.03	33.3	.13	.07	85.7

Net income	$.68	$.66	3.0	$1.92	$1.92	*

Weighted average number of common shares-assuming dilution (in millions)	2,923	2,817		2,945	2,818

________________

Footnotes:

(1)    Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results excluding primarily Wireline access lines sold, as follows:

Revenues	$—	$—		$—	$202
Expenses	$—	$—		$—	$124
(2)	Discontinued Operations includes our interests in Telecomunicaciones de Puerto Rico, Inc. and Verizon Dominicana, C. por A.
(3)	Diluted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $4 million and $31 million for the third quarter and year-to-date 2006, respectively, and $15 million and $43 million for the third quarter and year-to-date 2005, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.
(4)	EPS totals may not add due to rounding.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

	3 Mos. Ended 9/30/06 Reported (GAAP)	Special and Non-Recurring Items			3 Mos. Ended 9/30/06 Before Special Items
Unaudited		Merger Integration Costs	Verizon Center Relocation, net	Severance, Pension and Benefits Charges
Operating Revenues	$23,254	$—	$—	$—	$23,254

Operating Expenses
Cost of services and sales	8,982	(6)	—	—	8,976
Selling, general & administrative expense	6,720	(19)	(48)	(29)	6,624
Depreciation and amortization expense	3,628	—	—	—	3,628

Total Operating Expenses	19,330	(25)	(48)	(29)	19,228

Operating Income	3,924	25	48	29	4,026
Equity in earnings of unconsolidated businesses	288	—	—	—	288
Other income and (expense), net	101	—	—	—	101
Interest expense	(572)	—	—	—	(572)
Minority interest	(1,088)	—	—	—	(1,088)

Income Before Provision for Income Taxes and Discontinued Operations	2,653	25	48	29	2,755
Provision for income taxes	(855)	(9)	(17)	(12)	(893)

Income Before Discontinued Operations	1,798	16	31	17	1,862
Income from discontinued operations, net of tax	124	—	—	—	124

Net Income	$1,922	$16	$31	$17	$1,986

Basic Earnings per Common Share (1)
Income before discontinued operations	$.62	$.01	$.01	$.01	$.64
Income from discontinued operations, net of tax	.04	—	—	—	.04

Net income	$.66	$.01	$.01	$.01	$.68

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.62	$.01	$.01	$.01	$.64
Income from discontinued operations, net of tax	.04	—	—	—	.04

Net income	$.66	$.01	$.01	$.01	$.68

	3 Mos. Ended 9/30/05 Reported (GAAP)	Special and Non-Recurring Items				3 Mos. Ended 9/30/05 Before Special Items
Unaudited		Verizon Center Relocation, Net	Lease Impairment and Other Special Items	Tax Benefits	Tax on Repatriated Earnings
Operating Revenues	$18,486	$—	$—	$—	$—	$18,486

Operating Expenses
Cost of services and sales	6,361	—	—	—	—	6,361
Selling, general & administrative expense	5,195	64	(125)	—	—	5,134
Depreciation and amortization expense	3,433	—	—	—	—	3,433
Sales of businesses, net	—	—	—	—	—	—

Total Operating Expenses	14,989	64	(125)	—	—	14,928

Operating Income	3,497	(64)	125	—	—	3,558
Equity in earnings of unconsolidated businesses	182	—	—	—	—	182
Other income and (expense), net	88	—	10	—	—	98
Interest expense	(525)	—	—	—	—	(525)
Minority interest	(748)	—	—	—	—	(748)

Income Before Provision for Income Taxes and Discontinued Operations	2,494	(64)	135	—	—	2,565
Provision for income taxes	(702)	27	(4)	(94)	(21)	(794)

Income Before Discontinued Operations	1,792	(37)	131	(94)	(21)	1,771
Income from discontinued operations, net of tax	77	—	—	—	—	77

Net Income	$1,869	$(37)	$131	$(94)	$(21)	$1,848

Basic Earnings per Common Share (1)
Income before discontinued operations	$.65	$(.01)	$.05	$(.03)	$(.01)	$.64
Income from discontinued operations, net of tax	.03	—	—	—	—	.03

Net income	$.68	$(.01)	$.05	$(.03)	$(.01)	$.67

Diluted Earnings per Common Share (1)
Income before discontinued operations	$.64	$(.01)	$.05	$(.03)	$(.01)	$.63
Income from discontinued operations, net of tax	.03	—	—	—	—	.03

Net income	$.67	$(.01)	$.05	$(.03)	$(.01)	$.66

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/06 Reported (GAAP)	Extinguishment of Debt	Impact of Accounting for Share Based Payments	Merger Integration Costs	Verizon Center Relocation, Net	Severance, Pension and Benefits Charges	9 Mos. Ended 9/30/06 Before Special Items
Operating Revenues	$67,990	$—	$—	$—	$—	$—	$67,990

Operating Expenses
Cost of services and sales	26,349	—	—	(6)	—	—	26,343
Selling, general & administrative expense	19,587	—	—	(151)	(138)	(329)	18,969
Depreciation and amortization expense	10,947	—	—	—	—	—	10,947

Total Operating Expenses	56,883	—	—	(157)	(138)	(329)	56,259

Operating Income	11,107	—	—	157	138	329	11,731
Equity in earnings of unconsolidated businesses	616	—	—	—	—	—	616
Other income and (expense), net	264	—	—	—	—	—	264
Interest expense	(1,798)	26	—	—	—	—	(1,772)
Minority interest	(2,942)	—	—	—	—	—	(2,942)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	7,247	26	—	157	138	329	7,897
Provision for income taxes	(2,421)	(10)	—	(58)	(50)	(126)	(2,665)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	4,826	16	—	99	88	203	5,232
Income from discontinued operations, net of tax	381	—	—	—	—	—	381
Cumulative effect of accounting change, net of tax	(42)	—	42	—	—	—	—

Net Income	$5,165	$16	$42	$99	$88	$203	$5,613

Basic Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.66	$.01	$—	$.03	$.03	$.07	$1.80
Income from discontinued operations, net of tax	.13	—	—	—	—	—	.13
Cumulative effect of accounting change, net of tax	(.01)	—	.01	—	—	—	—

Net income	$1.77	$.01	$.01	$.03	$.03	$.07	$1.93

Diluted Earnings per Common Share (1)
Income before discontinued operations and cumulative effect of accounting change	$1.65	$.01	$—	$.03	$.03	$.07	$1.79
Income from discontinued operations, net of tax	.13	—	—	—	—	—	.13
Cumulative effect of accounting change, net of tax	(.01)	—	.01	—	—	—	—

Net income	$1.76	$.01	$.01	$.03	$.03	$.07	$1.92

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/05 Reported (GAAP)	Sales of Businesses, Net	Impact of Operations Sold	Verizon Center Relocation, Net	Lease Impairment and Other Special Items	Tax Benefits	Tax on Repatriated Earnings	9 Mos. Ended 9/30/05 Before Special Items
Operating Revenues	$54,221	$—	$(202)	$—	$—	$—	$—	$54,019
Operating Expenses
Cost of services and sales	18,390	—	(73)	—	—	—	—	18,317
Selling, general & administrative expense	15,382	—	(51)	64	(125)	—	—	15,270
Depreciation and amortization expense	10,219	—	—	—	—	—	—	10,219
Sales of businesses, net	(530)	530	—	—	—	—	—	—

Total Operating Expenses	43,461	530	(124)	64	(125)	—	—	43,806

Operating Income	10,760	(530)	(78)	(64)	125	—	—	10,213
Operating income impact of operations sold	—	—	78	—	—	—	—	78
Equity in earnings of unconsolidated businesses	553	—	—	—	—	—	—	553
Other income and (expense), net	290	—	—	—	10	—	—	300
Interest expense	(1,601)	—	—	—	—	—	—	(1,601)
Minority interest	(2,069)	—	—	—	—	—	—	(2,069)

Income Before Provision for Income Taxes and Discontinued Operations	7,933	(530)	—	(64)	135	—	—	7,474
Provision for income taxes	(2,386)	194	—	27	(4)	(336)	211	(2,294)

Income Before Discontinued Operations	5,547	(336)	—	(37)	131	(336)	211	5,180
Income from discontinued operations, net of tax	192	—	—	—	—	—	—	192

Net Income	$5,739	$(336)	$—	$(37)	$131	$(336)	$211	$5,372

Basic Earnings per Common Share (1)
Income before discontinued operations	$2.00	$(.12)	$—	$(.01)	$.05	$(.12)	$.08	$1.87
Income from discontinued operations, net of tax	.07	—	—	—	—	—	—	.07

Net income	$2.07	$(.12)	$—	$(.01)	$.05	$(.12)	$.08	$1.94

Diluted Earnings per Common Share (1)
Income before discontinued operations	$1.98	$(.12)	$—	$(.01)	$.05	$(.12)	$.07	$1.85
Income from discontinued operations, net of tax	.07	—	—	—	—	—	—	.07

Net income	$2.05	$(.12)	$—	$(.01)	$.05	$(.12)	$.07	$1.92

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	9/30/2006	9/30/2005
Debt to debt and shareowners’ equity ratio-end of period	47.4%	49.7%

Book value per common share	$15.85	$14.19

Common shares outstanding (in millions)
End of period	2,920	2,765

Total employees (1)	249,965	215,035

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05
Capital expenditures (including capitalized software)
Wireline	$2,334	$2,172	$7,344	$6,216
Domestic Wireless	1,623	1,623	4,801	4,962
Information Services	14	20	40	53
Other	36	10	133	132

Total	$4,007	$3,825	$12,318	$11,363

Cash dividends declared per common share	$.405	$.405	$1.215	$1.215

Footnote:

(1)	Prior period has been reclassified to reflect comparable amounts.

Verizon Communications Inc.

Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/06	12/31/05	$ Change
Assets
Current assets
Cash and cash equivalents	$1,846	$776	$1,070
Short-term investments	1,589	2,498	(909)
Accounts receivable, net	10,834	8,784	2,050
Inventories	1,650	1,714	(64)
Assets held for sale	3,597	3,336	261
Prepaid expenses and other	2,099	2,168	(69)

Total current assets	21,615	19,276	2,339

Plant, property and equipment	201,967	188,278	13,689
Less accumulated depreciation	120,565	115,125	5,440

	81,402	73,153	8,249

Investments in unconsolidated businesses	4,478	4,604	(126)
Wireless licenses	48,318	47,781	537
Goodwill	5,709	392	5,317
Other intangible assets, net	5,220	4,193	1,027
Other assets	18,937	18,731	206

Total Assets	$185,679	$168,130	$17,549

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$11,529	$6,688	$4,841
Accounts payable and accrued liabilities	14,501	12,066	2,435
Liabilities related to assets held for sale	2,065	1,865	200
Other	7,218	5,551	1,667

Total current liabilities	35,313	26,170	9,143

Long-term debt	30,154	31,569	(1,415)
Employee benefit obligations	20,231	18,198	2,033
Deferred income taxes	21,905	22,715	(810)
Other liabilities	4,274	3,363	911

Minority interest	27,523	26,435	1,088

Shareowners’ investment
Common stock	297	277	20
Contributed capital	31,423	25,369	6,054
Reinvested earnings	17,471	15,905	1,566
Accumulated other comprehensive loss	(1,516)	(1,783)	267
Common stock in treasury, at cost	(1,575)	(353)	(1,222)
Deferred compensation - employee stock ownership plans and other	179	265	(86)

Total shareowners’ investment	46,279	39,680	6,599

Total Liabilities and Shareowners’ Investment	$185,679	$168,130	$17,549

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	$ Change
Cash Flows From Operating Activities
Net Income	$5,165	$5,739	$(574)
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	10,947	10,219	728
Sales of businesses, net	—	(530)	530
Employee retirement benefits	1,500	1,231	269
Deferred income taxes	(540)	(945)	405
Provision for uncollectible accounts	916	982	(66)
Equity in earnings of unconsolidated businesses	(616)	(553)	(63)
Cumulative effect of accounting change, net of tax	42	—	42
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,601)	(1,916)	315
Other, net	2,123	773	1,350

Net cash provided by operating activities - continuing operations	17,936	15,000	2,936
Net cash provided by operating activities - discontinued operations	315	275	40

Net cash provided by operating activities	18,251	15,275	2,976

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(12,318)	(11,363)	(955)
Acquisitions, net of cash acquired, and investments	1,037	(4,630)	5,667
Proceeds from disposition of businesses	—	1,326	(1,326)
Net change in short-term investments	1,521	938	583
Other, net	576	293	283

Net cash used in investing activities - continuing operations	(9,184)	(13,436)	4,252
Net cash used in investing activities - discontinued operations	(138)	(189)	51

Net cash used in investing activities	(9,322)	(13,625)	4,303

Cash Flows From Financing Activities
Proceeds from long-term borrowings	3,958	1,486	2,472
Repayments of long-term borrowings and capital lease obligations	(8,706)	(2,371)	(6,335)
Increase in short-term obligations, excluding current maturities	1,831	1,109	722
Dividends paid	(3,537)	(3,308)	(229)
Proceeds from sale of common stock	115	37	78
Purchase of common stock for treasury	(1,348)	(221)	(1,127)
Other, net	5	30	(25)

Net cash used in financing activities - continuing operations	(7,682)	(3,238)	(4,444)
Net cash used in financing activities - discontinued operations	(177)	(86)	(91)

Net cash used in financing activities	(7,859)	(3,324)	(4,535)

Increase (decrease) in cash and cash equivalents	1,070	(1,674)	2,744
Cash and cash equivalents, beginning of period	776	2,290	(1,514)

Cash and cash equivalents, end of period	$1,846	$616	$1,230

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,640	$5,145	9.6	$17,014	$15,376	10.7
Wholesale	2,104	2,284	(7.9)	6,262	6,807	(8.0)
Other	581	627	(7.3)	1,828	1,885	(3.0)
Verizon Business
Enterprise Business	3,562	1,501	137.3	10,338	4,521	128.7
Wholesale	844	351	140.5	2,515	1,029	144.4
International and Other	795	—	* *	2,318	—	* *
Eliminations	(729)	(463)	57.5	(2,214)	(1,361)	62.7

Total Operating Revenues	$12,797	$9,445	35.5	$38,061	$28,257	34.7

Operating Expenses
Cost of services and sales	6,205	3,932	57.8	18,326	11,633	57.5
Selling, general & administrative expense	3,093	2,016	53.4	9,142	6,288	45.4
Depreciation and amortization expense	2,376	2,197	8.1	7,164	6,582	8.8

Total Operating Expenses	$11,674	8,145	43.3	$34,632	$24,503	41.3

Operating Income	$1,123	$1,300	(13.6)	$3,429	$3,754	(8.7)
Operating Income Margin	8.8%	13.8%		9.0%	13.3%
Segment Income	$393	$537	(26.8)	$1,200	$1,500	(20.0)

**	Not Meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	9/30/06	9/30/05	% Change
Switched access lines in service* (000)
Residence	28,523	31,629	(9.8)
Business	17,095	17,660	(3.2)
Public	355	400	(11.3)

Total	45,973	49,689	(7.5)

Wholesale voice connections** (000)	3,621	5,841	(38.0)
Broadband connections (000)	6,573	4,531	45.1

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
High capacity and digital data revenues ($ in millions)***
Data transport	$3,814	$1,943	96.3	$11,092	$5,690	94.9
Data solutions	278	219	26.9	752	608	23.7

Total revenues	$4,092	$2,162	89.3	$11,844	$6,298	88.1

Footnotes:

*	Includes former MCI In-Franchise retail lines in 2006.
**	Resale and UNE-P lines, including lines covered under commercial agreements. Wholesale voice connections in 2006 exclude in-region UNE-P lines purchased by former MCI entities as retail lines.
***	High capacity and digital data revenues for the nine months ended September 30, 2006 exclude approximately $96 million, attributable to amounts earned by the former MCI prior to the completion of the merger with Verizon.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Revenues
Service revenues	$8,469	$7,270	16.5	$24,114	$20,701	16.5
Equipment and other	1,400	1,081	29.5	3,830	2,914	31.4

Total Revenues	9,869	8,351	18.2	27,944	23,615	18.3

Operating Expenses
Cost of services and sales	2,930	2,519	16.3	8,347	6,899	21.0
Selling, general & administrative expense	3,132	2,814	11.3	8,837	8,051	9.8
Depreciation and amortization expense	1,220	1,199	1.8	3,684	3,524	4.5

Total Operating Expenses	7,282	6,532	11.5	20,868	18,474	13.0

Operating Income	$2,587	$1,819	42.2	$7,076	$5,141	37.6
Operating Income Margin	26.2%	21.8%		25.3%	21.8%

Segment Income	$804	$574	40.1	$2,164	$1,524	42.0

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	9/30/06	9/30/05	% Change
Subscribers (000)	56,747	49,291	15.1
Penetration	22.2%	19.9%

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Subscriber net adds in period (1) (000)	1,912	1,918	(0.3)	5,410	5,475	(1.2)
Total churn rate, including prepaid	1.2%	1.3%		1.2%	1.3%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisition of 17,000 and 7,000 subscribers in the first and second quarters of 2006 respectively; and 32,000, 4,000, and 11,000 subscribers in the first, second, and third quarters of 2005, respectively.

Verizon Communications Inc.

Information Services – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/06	3 Mos. Ended 9/30/05	% Change	9 Mos. Ended 9/30/06	9 Mos. Ended 9/30/05	% Change
Operating Revenues	$804	$857	(6.2)	$2,443	$2,608	(6.3)
Operating Expenses
Cost of services and sales	131	141	(7.1)	420	444	(5.4)
Selling, general & administrative expense	278	252	10.3	812	826	(1.7)
Depreciation and amortization expense	22	23	(4.3)	67	69	(2.9)

Total Operating Expenses	431	416	3.6	1,299	1,339	(3.0)

Operating Income	$373	$441	(15.4)	$1,144	$1,269	(9.9)
Operating Income Margin	46.4%	51.5%		46.8%	48.7%

Segment Income	$249	$279	(10.8)	$728	$798	(8.8)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/06
EBITDA - Verizon Wireless
Segment income:
Wireline	$393
Verizon Wireless	804
Information Services	249

Total segments	1,446
Corporate and other	476

Consolidated net income	$1,922

Verizon Wireless EBITDA
Segment income	$804
Add/subtract non-operating items:
Provision for income taxes	607
Minority interest	1,089
Interest expense	95
Other income/(expense), net	—
Equity in earnings of unconsolidated businesses	(8)

Operating income	2,587
Add depreciation and amortization expense	1,220

Verizon Wireless EBITDA	$3,807

Verizon Wireless total revenues	$9,869

Verizon Wireless service revenues	$8,469

Verizon Wireless operating income margin	26.2%

Verizon Wireless EBITDA margin	45.0%

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/06
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$2,519	$2,930
Domestic Wireless Selling, General & Administrative Expense	2,814	3,132
Less Equipment and Other Revenue	(1,081)	(1,400)

Cash Expense	$4,252	$4,662
Cumulative average subscribers (millions)	145.04	167.39
Cash Expense Per Subscriber	$29.32	$27.85

Verizon Communications Inc.

Other Reconciliations

Operating Income and Margin Unaudited	(dollars in millions)

TOTAL VERIZON - ADJUSTED	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/06
Reported Revenue	$18,486	$23,254
Adjustments (see Consolidated Statements of Income - Reconciliations)	—	—

Adjusted Revenue	$18,486	$23,254

Pro forma adjustments (1)	3,968	—

Pro forma Adjusted Revenue	$22,454	$23,254

Reported Operating Income	$3,497	$3,924
Adjustments (see Consolidated Statements of Income - Reconciliations)	61	102

Adjusted Operating Income	$3,558	$4,026

Pro forma adjustments (1)	219	—

Pro forma Adjusted Operating Income	$3,777	$4,026

Reported Operating Income Margin	18.9%	16.9%
Pro forma Adjusted Operating Income Margin	16.8%	17.3%

Cash Expense
Unaudited	(dollars in millions)
TOTAL VERIZON (Adjusted)	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/06
Reported Operating Expenses	$14,989	$19,330
Less Adjustments (see Consolidated Statements of Income - Reconciliations)	(61)	(102)
Less Depreciation and Amortization	(3,433)	(3,628)

Cash Operating Expenses	$11,495	$15,600

Pro forma adjustments (1)	$3,454	$—

Pro forma Cash Operating Expenses	$14,949	$15,600

(1)	For the three months ended September 30, 2005, the unaudited pro forma adjusted information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date (January 6, 2006) adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3Q’06 Before Special Items	Pro Forma Adjustments	3Q’06 Pro Forma Before Special Items
Total Wireline Operating Revenues	$12,797	$—	$12,797

	(dollars in millions)
Unaudited	3Q’05 Before Special Items	Pro Forma Adjustments (1)	3Q’05 Pro Forma Before Special Items
Total Wireline Operating Revenues	$9,445	$3,982	$13,427

(1)	For the three months ended September 30, 2005, the unaudited pro forma adjusted information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date (January 6, 2006) adjusted to include the pro forma impact of the elimination of transactions between Verizon and the former MCI.

Verizon Communications Inc.

Other Reconciliations

Wireline Pro Forma Strategic Services
Unaudited	(dollars in millions)

	3Q’06 Before Special Items	Pro Forma Adjustments	3Q’06 Pro Forma Before Special Items
Strategic Services Revenue (2)	$1,053	$—	$1,053
All Other Verizon Business Revenues	4,148	—	4,148

Verizon Business Revenues	$5,201	$—	$5,201

	3Q’05 Before Special Items	Pro Forma Adjustments (1)	3Q’05 Pro Forma Before Special Items
Strategic Services Revenue (2)	$138	$706	$844
All Other Verizon Business Revenues	1,714	2,722	4,436

Verizon Business Revenues	$1,852	$3,428	$5,280

Cash Expense Unaudited	(dollars in millions)
Wireline (Adjusted)	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/06
Wireline Operating Expenses	$8,145	$11,674
Less: Depreciation and Amortization	(2,197)	(2,376)

Cash Operating Expenses	$5,948	$9,298

Pro forma adjustments (1)	$3,469	$—

Pro forma Cash Operating Expenses	$9,417	$9,298

(1)	For the three months ended September 30, 2005, the unaudited pro forma adjusted information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date (January 6, 2006) adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; and the elimination of severance expense incurred by the former MCI.

(2)	Private IP, IP VPN, Security, Managed Network Data, Hosting, Ethernet and Ring Services; excludes Dial-up (pro forma basis).